Exhibit 99.1
National Grid USA Companies’
Incentive Thrift Plan I
Financial Statements and
Supplementary Schedule
December 31, 2010 and 2009

Report of Independent Registered Public Accounting Firm
Plan Administrator
National Grid USA Companies’
     Incentive Thrift Plan I
Brooklyn, New York
We have audited the accompanying statements of net assets available for benefits of National Grid USA Companies’ Incentive Thrift Plan I as of December 31, 2010 and 2009, and the related statement of changes in net assets available for benefits for the year ended December 31, 2010. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of National Grid USA Companies’ Incentive Thrift Plan I as of December 31, 2010 and 2009, and the changes in net assets available for benefits for the year ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.
Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule is presented for purposes of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is presented fairly, in all material respects, in relation to the basic financial statements taken as a whole.
/s/ Clifton Gunderson LLP
Milwaukee, Wisconsin
June 29, 2011

National Grid USA Companies’ Incentive Thrift Plan I
Statements Of Net Assets Available For Benefits
December 31, 2010 And 2009

	2010	2009

Assets:
Investments, at fair value	$1,173,224,098	$1,281,779,933

Plan interest in Master Trust	302,659,890	134,818,353

Receivables:
Dividends	2,109,065	1,660,429
Employee contributions	615,638	604,578
Employer contributions	1,120,103	1,057,220
Rollover contributions	—	13,149
Notes receivable from participant loans	23,389,917	22,134,833

Total receivables	27,234,723	25,470,209

Cash	—	26,062

Total assets	1,503,118,711	1,442,094,557

Liabilities	—	—

Net assets available for benefits at fair value	1,503,118,711	1,442,094,557

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	1,215,502	3,881,660

Net assets available for benefits	$1,504,334,213	$1,445,976,217

The accompanying notes are an integral part of the financial statements

National Grid USA Companies’ Incentive Thrift Plan I
Statement Of Changes In Net Assets Available For Benefits
Year Ended December 31, 2010

Additions to net assets attributed to:
Investment income:
Dividend and interest income	$47,074,156
Net appreciation in fair value of investments	77,926,960

Total investment income	125,001,116

Interest income on notes receivable from participant loans	1,127,360

Contributions:
Employer contributions	18,391,088
Employee contributions	58,397,772
Rollover contributions	14,596,843

Total contributions	91,385,703

Total additions	217,514,179

Deductions from net assets attributed to:
Benefits paid to participants	176,494,816
Fees	189,985

Total deductions	176,684,801

Transfer of assets from Thrift Plan II	17,528,618

Net increase	58,357,996

Net assets available for benefits
Beginning of year	1,445,976,217

End of year	$1,504,334,213

The accompanying notes are an integral part of the financial statements

National Grid USA Companies’ Incentive Thrift Plan I
Notes To Financial Statements
December 31, 2010 and 2009
1.	Description of Plan
The following brief description of the National Grid USA Companies’ Incentive Thrift Plan I (the “Plan”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

Effective as of August 24, 2007, which was the date of the merger of National Grid USA with KeySpan Corporation, the KeySpan Energy 401(k) Plan for Management Employees (the “KeySpan Plan”) merged into the Plan. As of the merger date, KeySpan Corporation and all affiliated KeySpan entities that were participating employers in the KeySpan Plan immediately prior to the merger date (the “KeySpan Plan Participating Employers”) became employers under the Plan and each participant and beneficiary under the KeySpan Plan became a participant and beneficiary under the Plan. Also, as of the merger date, all liabilities and assets of the KeySpan Plan were assumed by, and became part of, the Plan. A different third-party service provider provided Trustee and recordkeeping services for assets and participant accounts related to the KeySpan Plan’s participants and beneficiaries.

Most of the provisions of the former KeySpan Plan, which differ from the Plan provisions, were incorporated by reference into the Plan document effective August 24, 2007 and remained applicable to former KeySpan Plan participants and beneficiaries as well as newly eligible employees of a former KeySpan Plan Participating Employer until the Plan Conversion described below.

Plan Conversion
On July 2, 2010 (the “Conversion Date”), the Plan underwent a transition (“Conversion”)to a common plan administrator, the Vanguard Group (“Vanguard”). On the Conversion Date a new investment lineup was implemented in the Plan and many of the Plan provisions were aligned for all of the former participant groups.

Prior to the Conversion Date, participants were given an opportunity to elect how they wanted their Plan account balance and future contributions invested following the Conversion. In the absence of a participant election, participant account balances and future contribution allocations were directed to the Vanguard Target Date Retirement Fund closest to the year in which the Participant will reach age 65. The Vanguard Target Date Funds are also designated as the Qualified Default Investment Alternative (“QDIA”) in the Plan as defined under Section 404(c)(5) under ERISA. Any Participant balances or future contributions allocated to the National Grid ADR Fund were maintained at the time of the Conversion. In addition, any participant balances in or future contribution allocations to the JPMorgan Stable Value Fund, the T.Rowe Price Stable Value Common Trust or the T.Rowe Price U.S. Treasury Money Market Trust Fund, were transferred to the Galliard Stable Value Fund at the time of Conversion.

The following Plan description outlines, the provisions of the Plan in effect following the Conversion Date. For a description of the Plan provisions which were in effect prior to the Conversion Date see the section titled “Prior Plan Provisions.”

National Grid USA Companies’ Incentive Thrift Plan I
Notes To Financial Statements
December 31, 2010 and 2009
Plan Description
The Plan was established effective January 1, 1980, pursuant to the authorization of the Board of Directors of certain subsidiaries of the New England Electric System (“NEES”), to provide a long-range program of systematic savings for eligible employees (the “Participants”). The Plan was renamed National Grid USA Companies’ Incentive Thrift Plan I upon the merger between National Grid plc and NEES on March 22, 2000, at which time NEES was renamed National Grid USA.

Employees of participating subsidiaries of National Grid USA (collectively, the “Employers” or the “Company”) are immediately eligible to participate in the Plan upon employment, but will not receive Matching Contributions from the Employers until the first of the month following three months of service. Certain individuals are not eligible to participate in the plan, including but not limited to leased employees, interns, co-op students, summer students, and independent contractors or individuals paid by an agency or party other than the Company, or any employee covered under a collective bargaining agreement.

The Plan was prepared in conformity with the Employee Retirement Income Security Act of 1974 (“ERISA”).

The Plan administrators are the Benefits Committee and the Investment Committee of National Grid USA Service Company, Inc. (the “Administrator”). The Board of Directors of National Grid plc has the governing authority to amend the Plan, but has delegated certain amending authority to the Board of Directors of National Grid USA Service Company, Inc. (“Service Company”).

Vanguard serves as record keeper of the Plan. The Vanguard Fiduciary Trust Company is trustee and custodian for all assets and Participant accounts with the exception of the Master Trust. Wells Fargo Bank, N.A. is the Master Trustee and custodian for the assets of the Plan related to investments in the Galliard Stable Value Fund.

The Plan’s management evaluated subsequent events for recognition or disclosure through the date the financial statements were issued.
Contributions
The Plan is a defined contribution plan. An eligible employee can make Elective Contributions through Contribution Agreements (also known as “Salary Reduction Agreements” or “Elective Contributions”) to have from 1% to 50% of their pay contributed to the Plan on their behalf. Participants can choose whether their Elective Contributions to the Plan will be calculated on their Base Pay or All Pay.

Base Pay is defined as the Participant’s regular pay, prior to any salary reductions for Elective Contributions to the Thrift Plan, and any other salary reductions under the Health Care Spending Account Plan, Family Day Care Assistance Plan or for Company health care coverage.

National Grid USA Companies’ Incentive Thrift Plan I
Notes To Financial Statements
December 31, 2010 and 2009
Base Pay excludes all other forms of compensation, including supplemental disability income, amounts deferred under other plans, reimbursements of expenses, bonuses, incentive pay, commissions, options, payments made in lieu of vacation days or under short- or long-term disability provisions, awards, overtime, premiums, and any other additional forms of earnings (including Company contributions to or under any other employee benefit plan, such as health insurance, pension, or severance pay).

All Pay is Base Pay, as defined above, plus overtime, commissions, premium pay, and any bonus or incentive pay.

The annual employee pre-tax Elective Contributions by each Participant were subject to Internal Revenue Service (“IRS”) limits of $16,500 in 2010 and 2009 for employees who did not attain age 50 by the end of the respective Plan year. For employees who did attain age 50 by the last day of the applicable Plan year, the annual maximum pre-tax contribution was $22,000 for 2010 and 2009.

Participants can also elect to contribute up to 15% of their pay on an after-tax basis. The total amount of Elective Contributions (pre-tax and after-tax) may not exceed 50% of pay (further subject to the combined IRS annual contribution limit, adjusted periodically by law, which was $49,000 for 2010 and 2009).

The Company makes Matching Contributions to the Plan; prior to January 1, 2011, the following formulas were used to determine Matching Contributions:.

For Participants who are covered by the Niagara Mohawk Pension Plan: 50% of the first 6% of Base Pay

For Participants who are covered by the cash balance provisions under the National Grid USA Companies’ Final Average Pay Pension Plan: 50% of the first 6% of Base Pay

For National Grid USA Companies’ Final Average Pay Pension Plan Participants who are NOT covered by the cash balance provisions of the plan: 100% of the first 2% of Base Pay, plus 75% of the next 4% of Base Pay

For former KeySpan Plan Participants: 50% of the first 6% of All Pay. These employees were also eligible to receive a Discount Employer Stock Contribution which is a 10% discount on the purchase of National Grid ADRs in the KeySpan Plan. Management employees of KeySpan Home Energy Services New England (“KHES NE”) however, received Matching Contributions equal to 100% of the employee elective contribution up to a maximum of 6%, resulting in a 6% maximum matching contribution, with respect to total compensation. KHES NE employees were not eligible to receive a 10% discount on the purchase of National Grid ADRs.

National Grid USA Companies’ Incentive Thrift Plan I
Notes To Financial Statements
December 31, 2010 and 2009
Effective January 1, 2011, the Company matches 50% of the first 8% Participants contribute (pre-tax and after-tax contributions) to the Plan. Matching Contributions are based on All Pay, as a ratio of the Participant’s Elective Contribution dollar amount and their All Pay. Also effective January 1, 2011, the Discount Employer Stock Contribution was eliminated.

New employees with funds held under a previous employer’s qualified plan are permitted to roll over eligible amounts from such funds into the Plan.

Contributions are subject to certain limitations.

All employer Matching Contributions are invested in the same investments elected by the Participant for their employee contributions unless otherwise directed by the Participant.

Participants may allocate their account balances in any whole percentage without restriction on the frequency of subsequent reallocations subject to investment fund short-term trading restrictions.

Active or former employees who are Participants and who receive a lump sum distribution from a Company qualified pension plan (National Grid Pension Plan, Niagara Mohawk Pension Plan, Southern Union Company Providence Energy Pension Plan, Southern Union Company Valley Pension Plan, KeySpan Retirement Plan and KeySpan Retirement Income Plan) may roll the lump sum proceeds into the Plan to the extent the proceeds qualify for rollover under the code. The total amount rolled over from these Plans in 2010 was $12,169,281.
Automatic Enrollment
Effective as of the Conversion Date, new hires will be auto enrolled 45 days after the hire date at 6% of their All Pay. Participant contributions will be defaulted to the Plan’s QDIA if a Participant does not select their own investments. The auto enrollment election can be reversed within the first 90 days of the enrollment date and all money in the account returned to the Participant. After the first 90 days of enrollment the auto enrollment election can be reversed but any money already contributed to the account can not be returned to the Participant.
Automatic Increase
Participants may elect an automatic increase of pre-tax Contributions each year. For Participants who elect an automatic increase and do not customize their elections, pre-tax contributions will increase by 1% each January. The automatic increase service is not available for after-tax Contributions.

National Grid USA Companies’ Incentive Thrift Plan I
Notes To Financial Statements
December 31, 2010 and 2009
Participant Accounts
Each Participant’s account is credited with the Participant’s Contribution, allocations of (a) the employer’s Matching Contributions (and Discount Employer Stock Contributions, if applicable, for former KeySpan Plan Participants), and (b) allocations of Plan earnings, net of fees. Allocations are based on Participant earnings or account balances, as defined. The benefit to which a Participant is entitled is the benefit that can be provided from the Participant’s vested account, as provided in the Plan Document.
Vesting
Participants are immediately vested in their Elective Contributions plus actual earnings thereon. Upon termination of employment or upon the determination of an employee’s disability being total and permanent, a Participant or a Participant’s beneficiary (in the case of death) is entitled to receive the full amount in the Participant’s account. Participants will be 100% vested in employer match, discount, and employer non-elective contributions on the earlier to occur of: (i) the Participant’s completion of three (3) years of service with the Company; (ii) the Participant’s attainment of Normal Retirement Age (age 65) (iii) the death of the Participant; (iv) the disability of the Participant if the Participant is receiving disability benefits under Title II of the Social Security Act; or (v) the termination or partial termination of the Plan.
Notes Receivable from Participants
An employee can obtain a loan from the Plan from such Participant’s account. The minimum loan allowed is $1,000. A loan cannot exceed the lesser of 50% of the Participant’s account balance or $50,000. The $50,000 limit is further limited by the Participant’s highest outstanding loan balance within the twelve months preceding the loan request. Loans are stated at the unpaid principal balance plus any accrued but unpaid interest. The loans are secured by the balance in the Participant’s account. Loans must be repaid over a period of one to five years (up to fifteen years for the purchase of a primary residence) by means of payroll deductions. The loan interest rate is set when at the time Participants apply for a loan based on the rate established by the Benefits Committee. Interest rates at December 31, 2010 ranged from 3.25% to 10.50%. Notes receivable are stated at their unpaid principal balance plus accrued unpaid interest.

A default of the loan will occur if the loan balance is not paid off by the end of the quarter following the quarter in which the missed payment was due or the loan is not paid in full within 60 months of the date that the loan was made. In the event of default, the outstanding balance of the loan and any unpaid accrued interest is deemed to have been distributed to the Participant. Interest continues to be tracked following a default solely for determining the amount available for a subsequent loan. Deemed distributions are included in the Loan Fund’s investment balance until the employee has been terminated. Upon termination the defaulted loan balance is deducted from the Plan. There were cumulative deemed distributions of $158,306 and $13,131 as of December 31, 2010 and 2009, respectively.

National Grid USA Companies’ Incentive Thrift Plan I
Notes To Financial Statements
December 31, 2010 and 2009
Payment of Benefits
Participants qualify for a distribution of their entire account balance when the Participant ends employment (including at retirement), becomes totally and permanently disabled or reaches age 59 1/2. Participants who qualify for a distribution may receive an immediate lump sum, defer payment, or receive the value of their account in cash installments. If a Participant defers receipt of benefits, their funds will remain invested in the investment funds of their choice. They may make investment transfers in the same manner as any active Participant.

Effective March 28, 2005, the Plan was amended to allow automatic lump-sum distributions if the value of the Participant’s vested account balance is less than $1,000 and is payable on or after March 28, 2005. The Participant must consent to the distribution if the present value is more than $1,000.

Unless Participants choose otherwise, their account balance remains in the Plan until they attain age 70 1/2. At that time Participants are required to receive minimum required distributions beginning on April 1 of the following year. Participants can elect a total or partial distribution from their account(s) at any time following separation of service. In addition, Participants may: 1) Receive account balances in annual, semi-annual, quarterly or monthly installments, to be paid over a period not to exceed their life expectancy. Once installments begin, the amount of each payment is determined by dividing the Participant account balance at the time of payment by the number of installments remaining to be paid; 2) Receive account balances in a series of substantially equal periodic payments (paid at least annually for their life expectancy); or 3) Elect to receive distributions in any amount a Participant wishes, beginning and ending at their discretion.

The Plan allows Qualified Nonelective Contributions to the extent such contributions are necessary to satisfy the nondiscrimination requirement under the Internal Revenue Code (“IRC”). Following separation from service prior to age 55, a Participant may elect to receive a partial distribution from his or her account or a total distribution at any time; such Participant may also defer receipt of his or her benefit until the latest date permitted under the IRC.
Forfeitures
Forfeiture accounts are maintained to hold any employer contributions and earnings thereon that were deposited as a result of a Participant’s separation from service prior to becoming fully vested. In addition, forfeitures from prior Plan mergers and uncashed Participant checks are held in the Plan forfeiture accounts.

As of December 31, 2010 and 2009, forfeited non-vested accounts totaled $151,894 and $661,320, respectively. These accounts may be used to reduce future employer contributions and pay Plan administration expenses as described in the Plan document. During the year ended December 31, 2010 $660,487 of forfeited non-vested accounts were utilized to reduce employer contributions.

National Grid USA Companies’ Incentive Thrift Plan I
Notes To Financial Statements
December 31, 2010 and 2009
Prior Plan Provisions
Many of the Plan provisions noted above were effective prior to the Conversion Date, except as otherwise noted below.
Plan Description
Vanguard Fiduciary Trust Company (“Vanguard”) served as record keeper, trustee and custodian for the assets and Participant accounts of the former KeySpan Plan Participants and beneficiaries. T. Rowe Price Retirement Plan Service, Inc. served as record keeper of the Plan and T. Rowe Price Trust Company served as trustee and custodian of the Plan until July 2, 2010 when all assets were transferred to Vanguard.
Contributions
Prior to the Conversion Date Participants (with the exception of Former KeySpan Plan Participants) became eligible to receive employer Matching Contributions after one year of service. At the time of the conversion, any Participants hired prior to the Conversion Date became eligible immediately to receive Employer Matching Contributions.
Automatic Enrollment
Effective March 15, 2006, newly hired or rehired nonunion employees without an account balance were automatically enrolled in the Plan and 6% of their base pay was contributed to the Plan on a pre-tax basis. Additionally, each June, nonunion employees without an account balance were automatically enrolled in the Plan as described above. These automatic enrollment provisions were not applicable to Participants of the former KeySpan Plan prior to the Conversion.
Automatic Increase
Effective March 1, 2006, Participants could elect an automatic increase of pre-tax contributions each year. For Participants who elected an automatic increase and did not customize their elections, pre-tax contributions were increased by 1% each July until they reached 15%. This provision was not applicable to Participants of the former KeySpan Plan.
Vesting
Participants were immediately vested in their elective contributions and employer Matching Contributions plus actual earnings thereon. Upon termination of employment or upon the determination of an employee’s disability being total and permanent, a Participant or a Participant’s beneficiary (in the case of death) was entitled to receive the full amount in the Participant’s account. Participants from the former KeySpan Plan were 100% vested in employer match, discount, and employer non-elective contributions on the earlier to occur of: (i) the Participant’s completion of three (3) years of service with the Company; (ii) the Participant’s retirement from the Company at age fifty-five or older; (iii) the death of the Participant; (iv) the disability of the Participant if the Participant is receiving disability benefits under Title II of the Social Security Act; or (v) the termination or partial termination of the Plan.

National Grid USA Companies’ Incentive Thrift Plan I
Notes To Financial Statements
December 31, 2010 and 2009
Notes Receivable from Participants
The annual interest rate for Participants loans was determined using the prime rate as reported by the Wall Street Journal on the first business day of the month in which the loan is obtained, except for loans taken under the former KeySpan Plan in which interest is the prime rate plus 1%. Notes receivable were stated at their unpaid principal balance plus accrued unpaid interest.

Active Participants in the former KeySpan Plan who failed to make a loan repayment by its due date, had until the end of the quarter following the quarter in which the payment was missed to make up the missed payment (Cure Period).
Payment of Benefits
In addition to other types of distribution options, Participants in the former KeySpan Plan had the ability to elect to receive annual installments or partial distributions at any time.
Subsequent Events
Company Core Contributions
Participants hired or rehired on January 1, 2011 or later, are eligible for Company Core Contributions, which begin the 1st of the month following 3 months of service. The Company calculates a Participant’s Core Contribution each payroll period, based on actual compensation for that payroll period. The contribution is a percentage of pay based on the Participant’s total points (age plus years of service) as of January 1 of the Plan year. The contribution schedule is as follows:

Core Contribution (% of
Points	Pay)
< 45	4%
45 — 54	5%
55 — 64	6%
65 — 74	7%
75 +	8%
Core Contributions are based on All Pay. Participants will have an account established for them at Vanguard and Core Contributions will begin with their first paycheck after the 1st of the month following 3 months of service. These contributions will continue even if Participants do not contribute to the Plan.

Unless elected otherwise, Core Contributions will be automatically invested in the QDIA which is the Vanguard Target Retirement Fund closest to the year in which the Participant will attain age 65. Once enrolled, Participants can change the investment allocation at any time.

National Grid USA Companies’ Incentive Thrift Plan I
Notes To Financial Statements
December 31, 2010 and 2009
2.	Summary of Significant Accounting Policies
Basis of Accounting
The accompanying financial statements have been prepared on the accrual basis of accounting, in accordance with accounting principles generally accepted in the United States of America

Investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount Participants would receive if they were to initiate permitted transactions under the terms of the Plan. The statement of net assets available for benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The statement of changes in net assets available for benefits is prepared on a contract value basis.
Risks and Uncertainties
The Plan provides for various investment options in various combinations of investment funds. Investment funds are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect Participants’ account balances and the amounts reported in the statement of net assets available for benefits.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.
Investment Valuation and Income Recognition
Investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See note 11 for discussion of fair value measurements.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation includes the plan’s gains and losses on investments bought and sold as well as held during the year.

National Grid USA Companies’ Incentive Thrift Plan I
Notes To Financial Statements
December 31, 2010 and 2009
Management fees and operating expenses are charged to Plan Participants and are reflected as a reduction of investment return in the each of the investment options of the Plan. Such management fees and operating expenses are deducted from income earned on a daily basis.
Payment of Benefits
Benefit payments to, and withdrawals by Participants, are recorded when paid.
Reclassifications
Certain prior period amounts are classified to conform with the current year’s presentation.
New Accounting Standards
In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2010-06 “Fair Value Measurements and Disclosures: Improving Disclosures about Fair Value Measurements”, (“ASU 2010-06”), which provides a greater level of disaggregated information and more robust disclosures about valuation techniques and inputs to fair value measurements, transfers in and out of Levels 1 and 2, and the separate presentation of information in Level 3 reconciliations on a gross basis rather than net. New disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009. Level 3 disclosures are effective for fiscal years beginning after December 15, 2010. Adoption of ASU 2010-06 had no material impact on the Plan’s financial statements but expanded disclosures about certain fair value measurements.

In September 2010, FASB issued Accounting Standards Update No. 2010-25 “Plan Accounting-Defined Contribution Pension Plans: Reporting Loans to Participants by Defined Contribution Pension Plans,” (“ASU 2010-25”), which clarifies how loans to Participants should be classified and measured by participant defined contribution pension benefit plans. Loans are required to be classified as notes receivable from Participants, which are segregated from Plan investments and measured at their unpaid principal balance plus any accrued but unpaid interest. ASU 2010-25 is applied retrospectively to all prior periods presented effective for fiscal years ending after December 15, 2010. The Plan adopted ASU 2010-25 and has presented loans to Participants in accordance with this guidance as of December 31, 2010 and 2009.

National Grid USA Companies’ Incentive Thrift Plan I
Notes To Financial Statements
December 31, 2010 and 2009
3.	Investments
The following table presents investments that represent five percent or more of the Plan’s net assets at December 31, 2010 and 2009:

	2010		2009

National Grid American Depository Receipts	$91,159,626		$76,058,150
Master Trust Investment — Galliard Stable Value Fund	303,875,392	**	—
Vanguard Target Retirement 2015	114,917,094		—
Vanguard Target Retirement 2020	166,732,505		—
Vanguard Target Retirement 2025	203,855,069		—
Vanguard Target Retirement 2030	147,545,024		—
T. Rowe Price Stable Value Common Trust Fund	—	*	132,949,138
SSGA S&P 500 Index	—	*	102,644,164
Vanguard PRIMECAP Fund	—	*	102,254,664
Master Trust Investment — JP Morgan Stable Value	—	*	142,816,052
Vanguard Life St Mod Growth	—	*	107,566,638

*	Indicates investments that represent 5% or more of net assets available for benefits only as of December 31, 2009.

**	This represents contract value and therefore, differs from the fair value of $302,659,890 as noted in the statements of net assets available for benefits.
During the year ended December 31, 2010, the Plan’s investments (including gains and losses on investments bought, sold and held during the year) appreciated (depreciated) in value as follows:

Mutual funds	$87,642,273
Common stock	(10,698,507)
Common/Collective Trusts	983,194

Net appreciation in fair value	$77,926,960

During the year ended December 31, 2010, the Plan’s dividend and interest income included proceeds from a rights issue. In June 2010, National Grid plc (parent of the Company) raised approximately £3.2 billion (net of expenses) by way of a fully underwritten rights issue. In general, shareholders and ADR holders with a registered address in the United States were not eligible to participate in the rights issue. Instead, for ADRs owned through the National Grid ADR Fund in the Plan, Bank of New York Mellon sold the rights on behalf of impacted holders and delivered the sale proceeds (less fees) to Vanguard. Participants who held shares in the National Grid ADR Fund at close of business on June 14, 2010, received a “Miscellaneous Earnings” credit equal to $4.233004 per ADR in their Plan account. This credit was invested in the National Grid ADR Fund at an average share price of $37.74. Vanguard deposited the additional shares of the National Grid ADR Fund in Participants’ accounts on July 9, 2010.

National Grid USA Companies’ Incentive Thrift Plan I
Notes To Financial Statements
December 31, 2010 and 2009
4.	Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, any unallocated assets of the Plan will be allocated to Participant accounts and distributed in such a manner as the Company may determine.
5.	Tax Status
The Plan obtained its latest determination letter on July 17, 2002, in which the IRS stated that the Plan, as then designed, was in compliance with the applicable requirements of the IRC. The Plan has been amended and restated since receiving the determination letter. Additionally, the Plan filed for a new determination letter in January 2011 which is currently pending approval. However, the Plan administrator and the Plan’s counsel believe that the Plan is designed and currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements. To the best of its knowledge, the Company believes that the Plan is currently in compliance with the provisions of the IRC.
6.	Related-Party Transactions
Section 3(14) of ERISA defines a party-in-interest to include among others, fiduciaries or employees of the Plan, any person who provides services to the Plan or an employer whose employees are covered by the Plan. Accordingly, loans to Participants and investments in American Depositary Receipts of National Grid plc are considered party-in-interest transactions. Moreover, the Plan’s investment options include mutual funds and trust funds managed by Vanguard and T. Rowe Price.
7.	Administration of Plan Assets
The trustees of the Plan hold the Plan’s assets. Contributions are held and managed by the trustees, who invest cash received, interest and dividend income and make distributions to Participants.
Certain administrative functions are performed by officers or employees of the Company. No such officer or employee receives compensation from the Plan.
8.	Plan Administrative Expenses
Some administrative expenses for the Plan are paid by the Company. The trustees were paid $52,225 in administration fees for administering the Plan for the year ended December 31, 2010.

National Grid USA Companies’ Incentive Thrift Plan I
Notes To Financial Statements
December 31, 2010 and 2009
9.	Guaranteed Investment Contracts
Prior to the Conversion Date, the Plan provided a stable value investment option, the JP Morgan Stable Value Fund, to former KeySpan Plan Participants that included a Synthetic GIC which was made up of wrapper contracts that guaranteed principal and accumulated interest and a portfolio of financial instruments that were owned by the Plan. The synthetic GIC contract included underlying assets and was held in the Master Trust of which the Plan had an undivided interest and utilized benefit-responsive wrapper contracts issued by AIG Financial Products Corp., Royal Bank of Canada, State Street Bank and Trust Company, and ING, proportionately. The contracts provided that Participants execute plan transactions at contract value. Contract value represents contributions made to the funds, plus earnings, less Participant withdrawals. The interest rates were reset quarterly, or on a more frequent basis as needed, based on the current yield of the underlying investments and the spread between the fair value and contract value, but the rate could not be less than 0%. The crediting interest rate of the wrapper contracts was 2.22% at December 31, 2009.
On the Conversion Date assets in the JPMorgan Stable Value Fund, the T.Rowe Price Stable Value Common Trust or the T.Rowe Price U.S. Treasury Money Market Trust Fund, were transferred the Galliard Stable Value Fund (the “Galliard Fund”), which primarily invests in traditional guaranteed investment contracts (“GICs”) and security-backed contracts issued by insurance companies and other financial institutions.
Traditional GICs are backed by the general account of the contract issuer. The Galliard Fund deposits a lump sum with the issuer and receives a guaranteed interest rate for a specified period. Interest is accrued on either a simple or fully compounded basis, and is paid either periodically or at the end of the contract term. The issuer guarantees that all qualified Participant withdrawals will be at contract value (principal plus accrued interest).
A security-backed contract is an investment contract issued by an insurance company or other financial institution, backed by a portfolio of bonds that are owned by the Galliard Fund. Security-backed contracts are considered either “targeted benchmark” (underlying investments are managed to a specific benchmark) or “targeted duration” (underlying investments are managed to a specific duration). The portfolio underlying the contract is maintained separately from the contract issuer’s general assets, usually by a third party custodian. The interest crediting rate of a security-backed contract is based on the contract value, and the fair value, duration, and yield to maturity of the underlying portfolio. These contracts typically allow for realized and unrealized gains and losses on the underlying assets to be amortized, usually over the duration of the underlying investments, through adjustments to the future interest crediting rate, rather than reflected immediately in the net assets of the Galliard Fund. The issuer guarantees that all qualified Participant withdrawals will be at contract value.
The Galliard Fund enters into participating or hybrid contracts. In a participating contract, the contract holder participates in asset and liability risks. Therefore, these risks transfer from the contract issuer to the Galliard Fund. However, in the case of a full liquidation event, the issuer is responsible for covering any amount by which the contract value exceeds the fair value of the underlying portfolio. A hybrid contract is a combination of participating and non-participating contracts. In a non-participating contract, the contract holder does not participate in asset and

National Grid USA Companies’ Incentive Thrift Plan I
Notes To Financial Statements
December 31, 2010 and 2009
liability risks. Typically, hybrid contracts are 20% participating and 80% non-participating, and each component is reset over a 12-month cycle. Hybrid contracts generally have a higher contract fee compared to participating contracts. No payments related to participating or hybrid contracts were made during the year ended December 31, 2010.
Risks arise when entering into any investment contract due to the potential inability of the issuer to meet the terms of the contract. In addition, security-backed contracts have the risk of default or the lack of liquidity of the underlying portfolio assets.
GICs provide a fixed-rate of interest over the term to maturity of the contract, and therefore do not experience fluctuating crediting rates. The net crediting rate reflects fees paid to security-backed contract issuers. The security-backed contracts are designed to reset their respective crediting rates on a quarterly basis. GIC crediting rates are not reset. Security-backed contracts cannot credit an interest rate that is less than zero percent. The crediting rate of security-backed contracts will track current market yields on a trailing basis. The rate reset allows the contract value to converge with the fair value of the underlying portfolio over time, assuming the portfolio continues to earn the current yield for a period of time equal to the current portfolio duration.
To the extent that the underlying portfolio of a security-backed contract has unrealized and/or realized losses, a positive adjustment is made to the adjustment from fair value to contract value under contract value accounting. As a result, the future crediting rate may be lower over time than the then-current market rates. Similarly, if the underlying portfolio generates unrealized and/or realized gains, a negative adjustment is made to the adjustment from fair value to contract value, and the future crediting rate may be higher than the then-current market rates.
The yield earned by the Galliard Fund at December 31, 2010 was 2.81%. The yield earned by the Galliard Fund with an adjustment to reflect the actual interest rate credited to Participants in the Galliard Fund at December 31, 2010 was 2.34%.
GICs and security-backed contracts generally provide for withdrawals associated with certain events which are not in the ordinary course of Galliard Fund operations. These withdrawals are paid with a market value adjustment applied to the withdrawal as defined in the investment contract. Each contract issuer specifies the events which may trigger a market value adjustment At this time, the Galliard Fund does not believe that the occurrence of any such market value event, which would limit the Galliard Fund’s ability to transact at contract value with Participants, is probable.
GICs generally do not permit issuers to terminate the agreement prior to the scheduled maturity date. Security-backed contracts generally are evergreen contracts that contain termination provisions, allowing the Galliard Fund or the contract issuer to terminate with notice, at any time at fair value, and providing for automatic termination of the contract if the contract value or the fair value of the underlying portfolio equals zero. The issuer is obligated to pay the excess contract value when the fair value of the underlying portfolio equals zero.
In addition, if the Galliard Fund defaults in its obligations under the security-backed contract (including the issuer’s determination that the agreement constitutes a non-exempt prohibited

National Grid USA Companies’ Incentive Thrift Plan I
Notes To Financial Statements
December 31, 2010 and 2009
transaction as defined under ERISA), and such default is not corrected within the time permitted by the contract, then the contract may be terminated by the issuer and the Galliard Fund will receive the fair value as of the date of termination.
Certain events such as Plan termination or a Plan merger initiated by the Company which results in a material and adverse effect on the wrapper contract may limit the ability of the Plan to transact on contract value or may allow for the termination of the wrapper contracts at less than contract value. At this time, the Company believes that any events that may limit the ability of the Plan to transact at contract value are remote.
10.	Master Trust
A Master Trust exists for the sole purpose of holding the Galliard Stable Value Fund and prior to the Conversion Date , the JPMorgan Stable Value Fund (Stable Value Funds) assets of the Plan and those of the National Grid USA Companies’ Incentive Thrift Plan II. The Stable Value Funds through the Master Trust are Participant-directed. Prior to the Conversion Date, the Master Trust was comprised of the JPMorgan Stable Value Fund which included a Synthetic Guaranteed Investment Contract (Synthetic GIC) whose underlying investments are stated at fair value. Following the Conversion Date, the Master Trust is comprised of the Galliard Stable Value Fund which includes Traditional Guaranteed Investment Contracts “(Traditional GICs”) and security-backed contracts issued by insurance companies and other financial institutions, whose underlying investments are stated at fair value.
At December 31, 2010, Wells Fargo is the master trustee of the Galliard Stable Value Fund and holds the investment assets of the Master Trust as a commingled fund in which each separate Plan is deemed to have a proportionate undivided interest in the investments in which they participate. Previously, The Vanguard Fiduciary Trust Company was the master trustee of the JP Morgan Stable Value Fund. At December 31, 2010 and 2009, the Plan’s interest in the net assets of the Master Trust was approximately 45% and 43%, respectively.
The following presents the net assets of the Master Trust as of December 31, 2010 and 2009:

	2010	2009
Investments
Galliard Stable Value Fund, at fair value	$671,813,556	$—
JP Morgan Stable Value Fund, at fair value	—	311,791,944
Adjustment from fair value to contract value for fully-benefit responsive investment contracts	2,698,047	18,496,132

Net Assets In The Master Trust At Contract Value	$674,511,603	$330,288,076

Investment income of the Master Trust for the year ended December 31, 2010 is as follows:

Investment Income
Interest income	$7,639,160

National Grid USA Companies’ Incentive Thrift Plan I
Notes To Financial Statements
December 31, 2010 and 2009
11.	Fair Value of Financial Instruments
The Plan measures on a recurring basis its investments at fair value in accordance with FASB codification “Fair Value Measurements and Disclosures,” which provides the framework for measuring fair value. That framework provides fair value hierarchy used to classify the inputs used in measuring fair value. That hierarchy prioritizes the inputs used in determining valuations into three levels. The levels of fair value hierarchy are as follows:
Level 1 — Inputs to the valuation methodology are unadjusted quoted prices in active markets that are accessible to the Plan for identical assets. These generally provide the most reliable evidence and are used to measure fair value whenever available.
Level 2 — Inputs to the valuation methodology include significant inputs, other than Level 1 inputs, that are observable either directly or indirectly for substantially the full term of the asset through corroboration with observable market data. Level 2 inputs include quoted market prices in active markets for similar assets, quoted market prices in markets that are not active for identical or similar assets, and other observable inputs.
Level 3 — Inputs to the valuation methodology are unobservable inputs and significant to the fair value measurement.
The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.
The following tables summarize financial instruments measured at fair value on a recurring basis for the Plan excluding the Plan’s interest in the Master Trust:

	Assets at Fair Value as of December 31, 2010
	Level 1	Level 2	Level 3	Total

Common stock, energy	$91,159,626	$—	$—	$91,159,626
Mutual funds:
Index funds	148,882,918	—	—	148,882,918
Balanced funds	823,706,322	—	—	823,706,322
Fixed income fund	56,411,294	—	—	56,411,294

Total mutual funds	1,029,000,534	—	—	1,029,000,534
Common/collective trusts:
Balanced funds	—	53,063,938	—	53,063,938

Total	$1,120,160,160	$53,063,938	$—	$1,173,224,098

National Grid USA Companies’ Incentive Thrift Plan I
Notes To Financial Statements
December 31, 2010 and 2009

	Assets at Fair Value as of December 31, 2009
	Level 1	Level 2	Level 3	Total

Common stock, energy	$76,058,150	$—	$—	$76,058,150
Mutual funds:
Index funds	125,379,529	—	—	125,379,529
Balanced funds	210,694,831	—	—	210,694,831
Growth funds	377,559,297	—	—	377,559,297
Fixed income fund	70,893,540			70,893,540
Other funds	154,053,558	—	—	154,053,558

Total mutual funds	938,580,755	—	—	938,580,755

Common/collective trusts:
Stable value fund	—	137,065,177	—	137,065,177
Money market	—	27,431,687	—	27,431,687
Equity fund	—	102,644,164	—	102,644,164

Total common/collective trusts	—	267,141,028	—	267,141,028

Total	$1,014,638,905	$267,141,028	$—	$1,281,779,933

The following tables summarize financial instruments measured at fair value on a recurring basis for the Plan’s overall Master Trust:

	Assets at Fair Value as of December 31, 2010
	Level 1	Level 2	Level 3	Total

Gaillard Stable Value Fund	$—	$671,813,556	$—	$671,813,556

	Asset at Fair Value as of December 31, 2009
	Level 1	Level 2	Level 3	Total

JP Morgan Stable Value	$—	$311,791,944	$—	$311,791,944

The following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in methodologies used at December 31, 2010 or 2009.
Cash: Valued at cost, which approximates fair value due to short term nature.
Common stock: Investments in the National Grid plc American Depositary Receipts (which trades on the New York Stock Exchange “NYSE” under the symbol “NGG”) are valued according to the closing price on the NYSE.
Mutual funds: Valued at the net asset value (“NAV”) of shares held by the Plan at year end.
Stable value funds — Plan’s interest in master trust: Fair value of the underlying investments is determined taking into account values supplied by reputable pricing or quotation service or quotations furnished by one or more reputable sources, such as securities brokers, dealers or investment bankers, mutual fund administrators or other relevant information. Fair value of

National Grid USA Companies’ Incentive Thrift Plan I
Notes To Financial Statements
December 31, 2010 and 2009
the insurance contracts, known as wrapper contracts, is based on quoted market prices at the time of valuation versus actual costs of the contracts. The fair value of wrapper contracts for the Stable Value Funds as of December 31, 2010 was $97,612 and zero at December 31, 2009.
Common/collective trusts: Valued based upon the unit values of such collective trust funds held by the Plan at year end. Unit values are based on the fair value of the underlying assets of the fund derived from inputs principally from or corroborated by observable market data by correlation or other means.
The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
The following is a description of the nature and risks of the common/collective trust investments at December 31, 2010 and 2009:
The Wellington common/collective trust funds (Balanced Funds) seek to provide growth and a level of risk appropriate for a particular retirement date, while preserving capital during retirement. There are no unfunded commitments or withdrawal restrictions.
The objective of the SSGA S&P 500 Index Fund (Equity Fund), a common/collective trust, is to match, as closely as possible, the return of the S&P 500® Index. There are no unfunded commitments; however the Company was subject to a withdrawal schedule for a full liquidation at the time of Conversion.
The objective of the T. Rowe Price Stable Value Common Trust Fund (Stable Value Fund), a common/collective trust, is to maximize current income consistent with the maintenance of principal and to provide for withdrawals for certain Participant-initiated transactions without penalty or adjustment. There are no unfunded commitments and the Company provided 12 months advance notice in order to withdraw some or all of its investment.
The objective of the T. Rowe Price U.S. Treasury Money Market Trust (Money Market Fund), a common/collective trust, is to maximize safety of capital, liquidity, and, consistent with these objectives, the highest available current income. The trust will invest substantially all of its assets in short-term U.S. Treasury obligations and repurchase agreements collateralized by U.S. Treasury obligations. There are no unfunded commitments or withdrawal restrictions.

National Grid USA Companies’ Incentive Thrift Plan I
Notes To Financial Statements
December 31, 2010 and 2009
12.	Reconciliation of Financial Statements to Form 5500
The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2010 and 2009:

	2010	2009
Net assets available for benefits per the financial statements	$1,504,334,213	$1,445,976,217

Less deemed distributions	(158,306)	(13,131)

Adjustment from contract value to fair value for fully benefit-responsive investment contracts not included as an asset in the Form 5500	(1,215,502)	(3,881,660)

Net assets available for benefits per the Form 5500	$1,502,960,405	$1,442,081,426

The following is reconciliation of the changes in net assets per the financial statements to the Form 5500 for the year ended December 31, 2010:

Change in net assets available for benefits per the financial statements	$58,357,996

Change in cumulative deemed loans	(145,175)

Change in adjustment from fair value to contract value for fully benefit-responsive investment contracts not included in the Form 5500	2,666,158

Change in net assets available for benefits per the Form 5500	$60,878,979

13.	Plan Amendments
The Plan was amended and restated as of July 2, 2010. The description of the Plan in Note 1 has been updated to discuss the primary amendments to the Plan.
This information is an integral part of the accompanying financial statements

National Grid USA Companies’ Incentive Thrift Plan I
Schedule H, Line 4(i) — Schedule Of Assets (Held At End Of Year)
EIN: 04-1663150 Plan Number: 005
December 31, 2010

(a)	(b)	(c)	(d)	(e)
				Current
	Identity of Issue	Description of Investment	Cost	Value

*	National Grid plc	National Grid American Depositary Receipts	N/R	$91,159,626

*	Vanguard	Vanguard Extended Market Index Institution	N/R	51,503,247
*		Vanguard Institution Index Fund	N/R	68,708,465
*		Vanguard Target Retirement 2005	N/R	14,006,673
*		Vanguard Target Retirement 2010	N/R	52,381,353
*		Vanguard Target Retirement 2015	N/R	114,917,094
*		Vanguard Target Retirement 2020	N/R	166,732,505
*		Vanguard Target Retirement 2025	N/R	203,855,069
*		Vanguard Target Retirement 2030	N/R	147,545,024
*		Vanguard Target Retirement 2035	N/R	57,955,873
*		Vanguard Target Retirement 2040	N/R	20,042,792
*		Vanguard Target Retirement 2045	N/R	14,310,657
*		Vanguard Target Retirement 2050	N/R	14,336,456
*		Vanguard Target Retirement 2055	N/R	927,174
*		Vanguard Target Retirement Inc	N/R	16,695,652
*		FTSE All-World ex-US Ist	N/R	28,671,206
	Wellington	Wellington Trust Target 2000	N/R	162,275
		Wellington Trust Target 2010	N/R	2,619,421
		Wellington Trust Target 2020	N/R	17,245,080
		Wellington Trust Target 2030	N/R	17,365,257
		Wellington Trust Target 2040	N/R	7,362,163
		Wellington Trust Target 2050	N/R	7,203,763
		Wellington Trust Target Retirement Income	N/R	1,105,979

	PIMCO	PIMCO Total Return Fund	N/R	56,411,294

*	Participant Loans	Participant loans with various maturities and rates of interest from 3.25% to 10.50%	$0	23,389,917

		Total		$1,196,614,015

*	Parties-in-interest, as defined by ERISA

N/R —	Participant directed investment; cost not required to be reported